Exhibit 99.1

COLOMBIER ACQUISITION CORP.
BALANCE SHEET
JUNE 11, 2021

		Pro Forma
	June 11, 2021	Adjustments	As Adjusted
		(unaudited)	(unaudited)
ASSETS
Current assets- Cash	$1,016,180	$1,240,000	$2,256,180
Cash held in trust account	151,240,000	21,260,000	172,500,000
Total Assets	$152,256,180	$22,500,000	$174,756,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$1,000	$—	$1,000
Accrued offering costs	394,504	—	394,504
Promissory note – related party	46,975	—	46,975
Total Current Liabilities	442,479	—	442,479

Deferred underwriting payable	5,250,000	787,500	6,037,500
Warrant liabilities	9,842,500	1,149,000	10,991,500
Total Liabilities	15,534,979	1,936,500	17,471,479

Commitments

Common stock subject to possible redemption, 13,172,120 and 15,228,470 shares at redemption value, respectively	131,721,200	20,563,500	152,284,700

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—
Class A common stock, $0.0001 par value; 80,000,000 shares authorized; 1,827,880 and 2,021,530 shares issued and outstanding, respectively (excluding 13,172,120 and 15,228,470 shares subject to possible redemption, respectively)	183	19	202
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 4,312,500 shares issued and outstanding	431		431
Additional paid-in capital	5,290,819	39,168	5,329,987
Accumulated deficit	(291,432)	(39,187)	(329,619)
Total Stockholders’ Equity	5,000,001	—	5,000,001
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$152,256,180	$22,500,000	$174,756,180